Exhibit 19.1

AMENDED AND RESTATED
NORDSTROM INSIDER TRADING POLICY (THE “POLICY”)

(As Amended and Restated on February 28, 2023)

1. Purpose

Nordstrom (“Nordstrom” or the “Company”) is a publicly held company listed on the New York Stock Exchange and has adopted this Policy to help its directors, officers, employees, and contractors comply with insider trading laws, to prevent the appearance of improper insider trading, and to protect the Company’s reputation for integrity and ethical conduct. The securities rules do not recognize any mitigating circumstances, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

While this Policy is intended to assist and guide you with complying with the requirements of the insider trading laws, it remains your obligation to ensure that you are in compliance with all applicable laws, rules and regulations pertaining to trading in the Company’s securities. You are responsible for understanding and complying with this Policy.

Should you have any questions about this Policy, please contact the General Counsel at corporatesecretary@nordstrom.com.

2. Scope

This Policy applies to the list below (collectively referred to as “Covered Persons”):

1.all directors, officers, employees, as well as their respective Immediate Family Members (as defined below);
2.contractors who have, or are likely to have, access to material nonpublic information (“MNPI”) from time to time; and
3.any entities that you influence or control (including corporations, limited liability companies, partnerships, or trusts). For entities that are venture or similar investment funds, you have influence or control of the shares held by those funds if you can vote or dispose of them. Any transactions by entities that you have influence or control over should be treated for purposes of this Policy and applicable securities laws as if they were for your own account. You are responsible for ensuring compliance with this Policy by any such person or entity that you influence or control.

Except as provided in Section 3.D below, this Policy applies to all trading or other transactions in:

1.the Company's securities, including common stock, options, restricted stock units and any other securities that the Company may issue, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company; and
2.the securities of certain other companies (including, but not limited to, customers and suppliers and those with whom the Company may be negotiating major transactions, such as an acquisition, investment, or sale), including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities.

3. General Policy

A.Prohibited Activities
The following activities are prohibited for all Covered Persons.
1.Trading in Company Securities While Aware of MNPI. No Covered Person may buy, sell, or otherwise trade in Company securities while aware of MNPI concerning the Company. It makes no difference whether or not you relied upon or used MNPI in deciding to trade – if you are aware of MNPI about Nordstrom, the prohibition applies.

2.Tipping. Providing MNPI to another person who may trade or advise others to trade based on that information is known as “tipping” and is illegal. No Covered Person may “tip” or provide MNPI concerning the Company to any person other than a director, officer, or employee of the Company, unless required as part of that Covered Person’s regular duties for the Company or authorized by the General Counsel.

3.Giving Trading Advice. No Covered Person may give trading advice of any kind about the Company to anyone, except that Covered Persons should advise other Covered Persons not to trade if trading might violate the law or this Policy.

4.Engaging in Short Sales. No Covered Person may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade. Shorting, or short-selling, is when an investor borrows shares and immediately sells them, hoping he or she can buy shares later at a lower price to replace the shares that were borrowed, return them to the lender and pocket the difference. Short sales have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to improve the Company’s performance.

5.Engaging in Derivative Transactions. No Covered Person may engage in transactions in puts, calls or other derivative instruments that relate to or involve

Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information.

6.Hedging. No Covered Person may engage in hedging transactions involving swaps, collars, or exchange funds. Such transactions are speculative in nature and allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders.

7.Trading in Securities of Other Companies. If a Covered Person possesses MNPI about any other company gained during his or her employment with Nordstrom, that Covered Person may not (a) trade in securities of the other company, (b) “tip” or disclose such MNPI concerning the other company to anyone, or (c) give trading advice of any kind to anyone concerning the other company.

8.MNPI Must Not Be Disclosed and Must Be Kept Confidential. MNPI about Nordstrom or its business partners is the property of Nordstrom, and unauthorized disclosure or use of that information is strictly prohibited. MNPI should be maintained in confidence and should only be discussed with persons who “need to know.” You should exercise the utmost care in dealing with MNPI, avoiding conversations in public places involving information of a sensitive or confidential nature. Written information should be appropriately safeguarded and should not be left or stored where persons that are not entitled to the information may see it. The unauthorized disclosure of information could result in serious consequences to Nordstrom. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial or business community be made on the Company’s behalf only through authorized individuals. For additional details, please refer to the Regulation FD and Disclosure Policy of Nordstrom, Inc.

9.Post-Employment Transactions May be Prohibited. The portions of this Policy relating to trading while in possession of MNPI and the use or disclosure of that information continue to apply to transactions in Company securities even after termination of employment or association with the Company. If you are aware of MNPI about Nordstrom when your employment or other business relationship with Nordstrom ends, you may not trade in Company securities or disclose the MNPI to anyone else until that information is made public or is no longer material.

B.Discouraged Activities

The following activities are discouraged for all Covered Persons.

1.Frequent Trading. Frequent trading of Company securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events. You are strongly discouraged from trading in Company securities for short-term trading profits. Daily or frequent trading, which can be time-consuming and distracting, is strongly discouraged. Nordstrom reserves the right to request brokerage account statements to assure compliance with this and other provisions of the Policy, with compliance to be determined by the General Counsel in their discretion. Failure to comply with this Policy can result in potential penalties and disciplinary action imposed by the Company as described in Section 6 below.

2.Standing Orders. Covered Persons should exercise caution in placing standing or limit orders on Nordstrom stock. Standing and limit orders are orders placed with a broker to sell or purchase stock at a specified price. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when persons subject to this Policy are in possession of MNPI. If you determine you must use a standing or limit order, the order (unless under an approved Rule 10b5-1 Plan, as described in the Addendum to the Amended and Restated Insider Trading Policy (the “Addendum”)) should be limited to a short duration, should not extend beyond the trading “window” and should otherwise comply with the trading restrictions and procedures outlined in this Policy and the Addendum.

C.Additional Restrictions Applicable to Section 16 Individuals and Designated Insiders
1.No Section 16 Individual or Designated Insider may trade in Company securities outside of the Company trading window described below.

2.No Section 16 Individual may engage in any transactions in Company securities unless the transaction(s) have been pre-cleared by the General Counsel in accordance with the procedures set forth in the Addendum. Any standing or limit order of a Section 16 Individual that has been pre-cleared by the General Counsel pursuant to the pre-clearance procedures outlined in the Addendum must not exceed the end of the pre-clearance period specified in the Addendum.

3.Section 16 Individuals and Designated Insiders should exercise caution in holding Nordstrom stock in a margin account or pledging Nordstrom stock as collateral for a loan since a margin call or default under the pledge could occur when the Section 16 Individual or Designated Insider is aware of MNPI, resulting in a possible violation of this Policy. Section 16 Individuals who desire to pledge Nordstrom stock must obtain pre-clearance by the General Counsel pursuant to the pre- clearance procedures outlined in the Addendum, and any pledge of shares shall not exceed a majority of their holdings in Nordstrom stock nor shall pledged shares count toward their stock ownership targets.

D.Exceptions

The trading restrictions of this Policy do not apply to the following:

1. 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

2.Employee Stock Purchase Plan. Purchasing Company stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan ("ESPP"). However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

3.Options. Exercising stock options for cash or the delivery of previously owned Company stock or through the Company withholding a portion of the Company stock underlying the options. Similarly, the Company may withhold underlying Company stock to satisfy tax withholding requirements. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

4.Restricted Stock Units or Restricted Stock Awards. This Policy’s trading restrictions generally do not apply to the vesting of restricted stock units or restricted stock awards or to the Company’s withholding of shares to satisfy tax withholding requirements upon the vesting of such awards (assuming such withholding is permitted by the Company). However, the trading restrictions do apply to any market sales of stock received upon vesting of such awards.

5.Gifts. Bona fide gifts of Company securities by Covered Persons to family members of Covered Persons, trusts established for family members, charities, etc., are exempt from this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the donor is aware of MNPI. In addition, Section 16 Individuals and Designated Insiders must obtain pre-clearance by the General Counsel pursuant to the pre-clearance procedures outlined in the Addendum prior to making any gift of Company securities.

4. Determining Whether Information Is Material and Nonpublic

A.Examples of Material Information

Some examples of material information may include:

•Projections of future earnings or losses or changes in such projections.
•Financial results of a completed period.
•Actual changes in earnings.
•Earnings that are inconsistent with the consensus expectations of the investment community.
•Significant changes in the Company’s prospects.
•Significant write-downs in assets or increases in reserves.

•A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
•Major changes in the Company’s management or the board of directors.
•Company sales information that has not been publicly released.
•The gain or loss of a material contract.
•Cybersecurity risks and incidents, including vulnerabilities or breaches.
•The development or initial distribution of a new product or service.
•Significant changes in a previously announced schedule for the development or distribution of a new product or service.
•Extraordinary borrowings or changes in debt ratings.
•Major changes in accounting methods or policies.
•Declaration of a stock split or dividend.
•Labor negotiations.
•Significant increases or decreases in dividends.
•The offering of additional securities.
•Financial liquidity problems.
•Significant litigation or government agency investigations.
For additional information as to what constitutes “material” information, please refer to the Addendum.
B.Examples of “Nonpublic” Information
Some examples of nonpublic information may include:
•Information available to a select group of analysts or brokers or institutional investors.
•Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated
•Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

For additional information as to what constitutes “nonpublic” information, please refer to the Addendum.

5. Additional Requirements for Section 16 Individuals and Designated Insiders

A.Definitions of Section 16 Individuals and Designated Insiders

1.“Section 16 Individual” – Each member of the Company’s Board of Directors (the “Board”), those officers of the Company designated by the Board as “Section 16 officers” of the Company, and their Immediate Family Members. Section 16 Individuals are also Designated Insiders.

2.“Immediate Family Member” – The parent, spouse or child (by blood or adoption) of a Covered Person, persons financially supported by the Covered Person, or any other individual(s) living in the primary residence of a Covered Person, regardless of whether such other individual(s) is related or unrelated to the Covered Person; provided, however, that with regard to persons who are receiving financial support from the Covered Person or living in the primary residence of a Covered Person, such persons will be considered an Immediate Family Member only for so long as such individual(s) is receiving financial support or living in the primary residence of the Covered Person.

3.“Designated Insiders” – The following individuals are Designated Insiders because of their position with the Company and their possible access to MNPI:

•Any Section 16 Individuals; and
•Any other individual designated from time to time by the Company or the Board as a Designated Insider.
B.Trading Windows

1.Trading Only While the Trading Window is Open. Section 16 Individuals and Designated Insiders may engage in transactions in Nordstrom stock only during certain "window" periods which are scheduled and announced in advance by the General Counsel or other persons designated by the Board (unless under an approved Rule 10b5-1 Plan, as described in the Addendum). In establishing the “window” periods for each fiscal year, the Company will consider the timing of significant events including, but not limited to, the following:

•The Company’s earnings and sales release dates.
•Board and Board Committee meeting dates.
•The Company’s special sales periods.
In general, the “window” period begins at 12:01 a.m. Eastern time on the date the window is scheduled to open and ends at 11:59 p.m. Eastern time on the date the window is scheduled to close. Other events or circumstances may alter the opening and/or closing dates of a scheduled “window”, so please refer to the published schedule for the current fiscal year.

2.No Trading While Aware of MNPI. Even if the trading window is open, any Designated Insider who possesses MNPI regarding the Company may not trade in Company securities until the close of trading on the second full trading day following the Company’s widespread public release of the information.

3.Special Blackout Windows. The Company reserves the right, in its sole discretion, to close any trading "window" by notifying Designated Insiders that transactions in Nordstrom stock may not be appropriate at that time. The status of the trading window and whether it is open or closed at any particular time is confidential Company information and should not be disclosed to anyone outside the Company.

C.Pre-Clearance Required

If you are a Section 16 Individual (or an Immediate Family Member of a Section 16 Individual), all of your transactions in Nordstrom stock (including a stock plan transaction such as an option exercise, or a gift, loan, or pledge), other than transactions pursuant to a pre-approved Rule 10b5-1 plan as described in the Addendum, must be pre-cleared by the General Counsel pursuant to the pre-clearance procedures described in the Addendum. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from additional Designated Insiders.

6. Potential Penalties and Disciplinary Actions

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
It does not matter that an individual may have a necessary or justifiable independent reason for a trade, there are no exceptions to the Policy and compliance with the Policy is absolutely mandatory. Violations of the insider trading laws can result in severe civil and criminal penalties imposed upon both individuals and the company, as well as disciplinary action imposed by the Company upon individuals, up to and including immediate dismissal for cause, whether or not your failure to comply with the Policy results in a violation of law.

Any Covered Person who violates the Policy or any federal or state law governing insider trading or tipping, or any Covered Person who knows of any such violation by any other Covered Person, must report the violation immediately to any of the following: (i) the Company’s General Counsel; (ii) the Company’s Chief Financial Officer or Chief Executive Officer; (iii) the Company’s ethics hotline; or (iv) any member of the Board. Upon determining that any such violation has occurred, the General Counsel, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority. No Covered Person will be subject to retaliation because of a good faith report of a suspected violation.

ADDENDUM TO THE AMENDED AND RESTATED NORDSTROM INSIDER TRADING POLICY (THE “ADDENDUM”)

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company has adopted this Addendum. This Addendum is in addition to and supplements the Company’s Amended and Restated Insider Trading Policy (the “Policy”). Capitalized terms not otherwise defined shall have the meanings set forth in the Policy.
Duties of the General Counsel
The Company has appointed the General Counsel to administer the Policy. The duties of the General Counsel include, but are not limited to, the following:
1.Assisting with implementation and enforcement of the Policy;
2.Responding to all inquiries relating to the Policy;
3.Making the Policy available on the Company’s intranet, circulating the Policy to the Company’s executive leadership group and certain other Company leaders and ensuring that the Policy is amended as necessary to remain up to date with insider trading laws;
4.Pre-clearing all trading in securities of the Company in accordance with the procedures set forth below; and
5.Providing approval of any Rule 10b5-1 plans and any waivers or approved deviations from the Policy.
The General Counsel may delegate all or any of his or her duties under the Policy to one or more individuals whom the General Counsel has designated in the event that the General Counsel is unable or unavailable to perform such duties.
Definition of “Material” Information
Insider trading restrictions come into play only if the information you possess is "material." There is no bright line test under the federal securities laws for determining whether information regarding a publicly traded company is material. Such a determination depends on the facts and circumstances unique to each situation. In general, "material” information is either positive or negative information (i) relating to a company (in addition to Nordstrom and its subsidiaries, this could include any company with which Nordstrom does business) (ii) that has not been adequately disseminated to the investing public generally, and (iii) the disclosure of which would likely affect the market price of such company's stock, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such stock. Any information that could reasonably be expected to affect the price of the Company’s security is material. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of the Company’s operations, since either of these might convey enough information about the Company’s consolidated results to be considered material information. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of information should be resolved in favor of materiality, and trading should be avoided. Please refer to Section 4.A for some examples of what may constitute material information.

If you are unsure whether information is material, you should either consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material and treat it as confidential.
Definition of “Nonpublic” Information

Insider trading prohibitions come into play only when you possess information that is “material” and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Please refer to Section 4.B for some examples of what may constitute nonpublic information.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the General Counsel or assume that the information is nonpublic and treat it as confidential.
Pre-clearance Procedures

The following provisions detail the procedures for pre-clearance for Section 16 Individuals, along with any additional Designated Insiders that may be required to comply with the pre-clearing process from time to time:

1.A request for pre-clearance must be submitted to the General Counsel in advance of the proposed transaction at corporatesecretary@nordstrom.com. Until the General Counsel provides pre-clearance for the proposed transaction in an email, such Section 16 Individual shall not execute any transaction.

2.If a request for pre-clearance is approved, a Section 16 Individual will have three (3) business days to affect the transaction (or until the Company’s open trading window closes, if sooner). Under no circumstance may any Section 16 Individual transact while aware of MNPI about the Company, even if pre- cleared. If for any reason the transaction is not completed within this time period, the Section 16 Individual must again request and obtain pre-clearance from the General Counsel before engaging in any transactions in Company securities.

3.The General Counsel’s approval of any particular transaction under this pre- clearance procedure does not insulate any Section 16 Individual from liability under the securities laws. Ultimate responsibility for determining whether an individual is aware of MNPI about the Company rests with the individual in all cases.

4.If the General Counsel desires to complete any transactions involving Company securities, he or she must first obtain the written approval of the Chief Executive Officer or the Chief Financial Officer of the Company.

5.The existence of these approval procedures does not in any way obligate the General Counsel (or in the case of any transaction by the General Counsel, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any transactions requested.

6.Pre-clearance is not required for purchases and sales of securities under an approved Rule 10b5-1 plan as described below. However, any Section 16 Individual who desires to establish, terminate, modify, alter, or suspend a Rule 10b5-1 plan which directs trading in Company securities must first receive pre- approval from the General Counsel.

7.Any questions about the Policy and whether it applies to any given transaction should be discussed with the General Counsel at corporatesecretary@nordstrom.com before any transaction. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.
Exception for Approved Rule 10b5-1 Plans

A.General Information

Under Rule 10b5-1 of the Securities Exchange Act of 1934 (“Exchange Act”), an individual has an affirmative defense against an allegation of insider trading if he or she can demonstrate that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of MNPI.

Rule 10b5-1 plans may provide protection against insider trading liability. However, they also require advance commitments regarding the amounts, process and timing of purchases or sales of Company securities, limiting flexibility and discretion. Section 16 Individuals and Designated Insiders may use Rule 10b5-1 trading plans when trading in Nordstrom stock but are not required to do so. Other Covered Persons may use Rule 10b5-1 plans as well so long as they comply with all requirements of SEC Rule 10b5-1.

Beginning with the third fiscal quarter of 2023, the Company is required to disclose in each periodic report it files with the SEC:

•whether any director or officer has adopted, modified, or terminated a Rule 10b5-1 plan or non-Rule 10b5-1 trading arrangement; and
•the material terms of each plan, including the name and title of the director or officer; the date the plan was adopted, modified, or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan. Note, however, that as of February 23, 2023 the Company will not be required to disclose pricing terms.
B.Plan Rules and Requirements
The following are requirements for all Covered Persons, whether or not they are Section 16 Individuals or Designated Insiders (except where a requirement is expressly stated to apply to a certain subset of Covered Persons).
1.Pre-Approval. Any Section 16 Individual who desires to establish, terminate, modify, alter, or suspend a Rule 10b5-1 plan which directs trading in Company securities must first receive pre-approval from the General Counsel.

2.MNPI and Open Trading Window. Any person desiring to enter into a Rule 10b5-1 plan must enter into that plan at a time when he or she is not aware of any MNPI about the Company and during a period when the Company’s trading window is open and not otherwise subject to a special trading blackout window.

3.Mandatory Waiting Period. In accordance with Rule 10b5-1, the Company requires a mandatory waiting period for Section 16 Individuals extending until the later of (i) 90 days after adopting or modifying the Rule 10b5-1 plan; and (ii) two business days after the release of financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 plan was adopted or modified before the date of the first possible transaction under the Rule 10b5- 1 plan. In any case, the mandatory waiting period shall not exceed 120 days after adopting or modifying the Rule 10b5-1 plan.

4.Plan Design. As a general matter, all Rule 10b5-1 plans must meet the requirements of SEC Rule 10b5-1. All Rule 10b5-1 plans must:

a)Specify the amount, price and specific dates of purchases or sales covered under the Rule 10b5-1 plan or include a formula or similar method for determining amount, price, and date;

b)Include a certification at the time of adoption or modification that: (i) the person entering into the plan is not aware of any MNPI about the Company or its securities and (ii) such person is adopting or modifying the Rule 10b5-1 plan in good faith and not as part of a scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act;

c)Require anyone entering into a Rule 10b5-1 plan to act in good faith with respect to the Rule 10b5-1 plan; and

d)Other than terminating the Rule 10b5-1 plan as permitted by law when such person is not aware of any MNPI about the Company and when the Company’s trading window is open and not otherwise subject to a special trading blackout window, Rule 10b5-1 plans must not permit such person to exercise subsequent influence over how, when or whether to effect any transactions specified under the plan.

5.Multiple Overlapping Rule 10b5-1 Plans Prohibited.

a)General Rule. Covered Persons are prohibited from adopting multiple or overlapping Rule 10b5-1 Plans and may have no more than one (1) Rule 10b5-1 plan outstanding at any time.
b)Multiple Broker Exception. The use of multiple brokers to execute trades in different accounts may be treated as a single “plan” so long as each of the contracts taken as a whole meet all the requirements applicable to Rule 10b5-1 plans, and any modification to one of the contracts would be deemed a modification of each other contract.

c)Subsequent Plan Exception. A Covered Person may adopt a new Rule 10b5-1 trading plan while another Rule 10b5-1 trading plan is in operation, so long as the first trade under the new plan will not occur until the existing plan expires or terminates by its terms. However, if such person terminates the current plan early, and the first trade under the new plan was scheduled to occur in the mandatory waiting period, then the new plan would not receive the benefit of the affirmative defense. Conversely, if the first trade under the new plan was scheduled to occur only after the mandatory waiting period, then the new plan would receive the benefit of the affirmative defense.

d)Sell-to-Cover Exception. An additional Rule 10b5-1 trading plan (or plans) may be used for certain sell-to-cover transactions, i.e., instructing the broker or agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests, so long as the additional plan or plans are only for authorized sell-to-cover transactions (and only for securities necessary to satisfy specific tax withholding obligations), and the Covered Person does not exercise any control over the timing of the sales.

6.Single Trade Plans. The affirmative defense is only available for a single trade plan once every 12 months.

7.Hedging Transactions. The inclusion of hedging transactions in any Rule 10b5- 1 plan are prohibited.

C.Additional Rule 10b5-1 Plan Administration Guidelines

The following additional guidelines will apply to all Rule 10b5-1 plans entered into by Covered Persons:

1.To reduce the perception that a Covered Person is inappropriately communicating with or influencing its broker, all Covered Persons are strongly encouraged to use the broker approved by the Company to implement Rule 10b5-1 plans, rather than their own broker.

2.Should a Section 16 Individual (with the permission of the General Counsel), or other Covered Persons that is not a Section 16 Individual, terminate or modify a Rule 10b5-1 plan, the requisite mandatory waiting period noted above will apply prior to any transaction being made pursuant to the modified Rule 10b5-1 plan or a new approved Rule 10b-5-1 plan.

3.Any third-party effecting any purchase or sale under a Rule 10b5-1 plan on behalf of the Section 16 Individual must be instructed to send duplicate confirmations of all such transactions to the General Counsel.